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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest Event Reported) August 7, 1998


                               STARMET CORPORATION
                               -------------------
               (Exact name of Registrant as Specified in its Charter)

MASSACHUSETTS                  0-8836               04-2506761
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(State or other             (Commission            (IRS Employer
jurisdiction of              File Number)          Identification No.)
incorporation or
organization)


                2229 Main Street, Concord, Massachusetts 01742
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               (Address of Principal Executive Offices) (Zip Code)


                                 (978) 369-5410
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               (Registrant's Telephone Number, Including Area Code)


                ----------------------------------------------
              (Former Name or Former Address, if Changed Since Last Report)



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ITEM 5.   OTHER EVENTS

     On August 7, 1998, Starmet Corporation (the "Company") announced that it will restate its financial statements for fiscal years 1996 and 1997. The restatement results in a decrease in net loss of approximately $650,000 ($0.14 per diluted share) in fiscal 1996 and a decrease in net income of approximately $1.0 million ($0.20 per diluted share) in fiscal 1997.

     The restatement relates to the Company's accounting for inventory reserves. In addition, the Company announced that it will classify inventory that is not expected to be utilized within the next twelve months as a non-current asset. This change resulted in the reclassification of approximately $5.9 million of inventory at September 30, 1996 and at September 30, 1997 from current inventory to non-current inventory.

     The Company also announced that it expects to report third quarter revenues of between $7.4 million and $7.7 million and to report a net loss of between $2.5 million ($0.52 per diluted share) and $2.8 million ($0.58 per diluted share). Included in the results of operations for the third quarter will be a provision of between $1.0 million ($0.21 per diluted share) and $1.3 million ($0.27 per diluted share) related to the amount by which the estimated cost of remediating the holding basin at the Company's Concord, Massachusetts facility is expected to exceed the amounts covered by the Company's fixed price contract with the U.S. Army pursuant to which the holding basin clean-up is being done.

     On August 7, 1998 the Company issued a press release concerning such restatement of its financial statements and the estimated third quarter earnings, a copy of which is Exhibit 99 hereto.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

    Exhibit No.         Exhibit

       99   Press Release dated August 7, 1998.

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

STARMET CORPORATION

/s/ Robert E. Quinn
-------------------------
Robert E. Quinn, President
Date: August 7, 1998